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                                                                     EXHIBIT 5.1


April 10, 1998



Glenborough Realty Trust Incorporated
400 South El Camino Real, Suite 1100
San Mateo, CA  94402-1708

Ladies and Gentlemen:

         We are acting as counsel to Glenborough Realty Trust Incorporated, a Maryland corporation (the "Company"), in connection with the offer and sale from time to time by (i) the holders of up to 352,197 shares (the "Unit Shares") of common stock, par value $.001 per share ("Common Stock"), that may be issued by the Company to certain holders of up to 352,197 units of limited partnership interest (the "Units") in Glenborough Properties, L.P. (the "Operating Partnership"), if and to the extent that such holders tender such Units for redemption and the Company elects to redeem such Units for shares of Common Stock rather than for cash and (ii) up to 245,764 shares (the "Acquisition Shares") of Common Stock previously issued or to be issued by the Company in connection with the acquisition of certain properties and limited partnership interests. The 352,198 Unit Shares and the 245,764 Acquisition Shares are collectively referred to herein as the "Shares." The Shares are the subject of a Registration Statement (the "Registration Statement") filed by the Company on Form S-3 under the Securities Act of 1933, as amended (the "Act").

         In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

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Glenborough Realty Trust Incorporated
April 10, 1998
Page 2

         Based upon and subject to the foregoing, it is our opinion that the Company has authority pursuant to its Articles of Incorporation to issue the Shares upon compliance with the applicable provisions of the Act and such state "blue sky" or securities laws as may be applicable and upon issuance and delivery of and payment for the Shares in the manner contemplated by the Registration Statement , the applicable agreement and/or the partnership agreement of the Operating Partnership, the Shares will be legally issued, fully paid, and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the reference to us under the heading "Legal Matters" in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

                                                     Very truly yours,



                                                     /s/ Morrison & Foerster LLP